Exhibit 99.1

To the Holders of
Trust Certificates (TRUCs), Series 2002-1
1,280,000 $25 Par Class A-1 *CUSIP: 89826W104
$130,000 Principal Amount Uncertificated Class A-2

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2002-1 Trust dated as of March 28, 2002 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2002-1 Trust hereby gives notice with respect to the final full redemption distribution occurring on October 10, 2012 (the “Distribution Date”) as follows:

(i)
the amount received by the Trustee from the exercising Call Warrant holder in respect of principal, interest and premium in connection with the exercise of its right to purchase $32,000,000 principal amount of the Underlying Securities on the Full Redemption Distribution Date is as follows:

Principal portion of Call Price received:	$32,000,000.00
Premium:	$0.00
Interest portion of Call Price received:	$996,476.25

(ii)
the amount of the distribution on the Full Redemption Distribution Date to holders of 1,280,000  Class A-1 TRUCs called for redemption allocable to principal of and premium, if any, and interest or dividends was as follows:

Class A-1
Principal:	$32,000,000.00
Premium:	$0.00
Interest:	$0.00
Dividends:	$992,444.44
Dividends Per $25 unit:	$0.775347219

(iii)	The $130,000 principal amount uncertificated Class A-2 TRUCS held by the exercising Call Warrant holder did not bear interest and were retired without payment.

(iv)
the Trustee received no compensation from the Trust for the period relating to the Distribution Date, however, $4,031.81 (or $0.003149852 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (a) (i) (3) of the Series Supplement.

(v)
After giving effect to the Call Warrant exercise, the Underlying Securities remaining in the Trust are $0 principal amount of Ford Motor Company 7.70% Debentures due May 15, 2097 (*CUSIP: 345370BS8) and the current rating of such Underlying Securities by Standard & Poor's Ratings Services is "BB+" and by Moody's Investors Service, Inc. is "Baa3".  Ford Motor Company, the issuer of the underlying securities, is subject to the information reporting requirements of the

Securities Exchange Act of 1934 (the "Exchange Act").  For information on Ford Motor Company, refer to the current and periodic reports and other information required to be filed pursuant to the Exchange Act by Ford Motor Company under its Exchange Act file number, 001-03950.  The Commission maintains a site on the World Wide Web at http://www.sec.gov" at which users can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Neither Bear Stearns Depositor Inc. nor the Trustee has participated in the preparation of such reporting documents, or made any due diligence investigation with respect to the information provided therein. Neither Bear Stearns Depositor Inc. nor the Trustee has verified the accuracy or completeness of such documents or reports.  There can be no assurance that events affecting Ford Motor Company or the underlying securities have not occurred or have not yet been publicly disclosed which would affect the accuracy or completeness of the publicly available documents described above.

(v)	the aggregate Certificate Principal Balance of the TRUCs at the close of business on the Distribution Date was as set forth below:

Class A-1 $0 (0 $25 units)	Class A-2 $0

U.S. Bank Trust National Association, as Trustee
October 10, 2012

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.